UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2010 (December 28, 2009)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2009, OptimumBank Holdings, Inc. (the “Company”) received a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s Marketplace Rule 5450(b)(1)(C) (the “Rule”) because its market value of publicly held shares (“MVPHS”), over the last 30 consecutive trading days, fell below the minimum $5,000,000 requirement for continued listing. In accordance with Marketplace Rule 5810(c)(3)(D), the Company will be provided 90 calendar days, or until March 29, 2010, to regain compliance. If at any time before March 29, 2010, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive business days, the Staff will send written notification stating that the Company has achieved compliance with the Rule. If compliance with the Rule cannot be demonstrated by March 29, 2010, the Staff will provide written notice that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock to a Listing Qualifications panel.

The Company cannot predict whether it will achieve compliance with the Rule by the stated deadline. As a result, it is considering potential alternatives for the listing of its common stock, including submission of an application for transfer to the Nasdaq Capital Market.

The Company issued a press release on January 4, 2010 that disclosed its receipt of this notice from the Staff. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release dated January 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

	By:	/S/ RICHARD L. BROWDY
January 4, 2010		Richard L. Browdy President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press release dated January 4, 2010